Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements (Form S-8 No. 333-76912 and No. 333-98483) pertaining to the Emergisoft Holding, Inc. 1998 Stock Incentive Plan, the Emergisoft Holding, Inc. 2001 Stock Incentive Plan and the Emergisoft Holding, Inc. 2001 Non-Employee Director Stock Option Plan, of our report dated March 27, 2003 with respect to the consolidated financial statements of Emergisoft Holding, Inc. included in the Annual Report (Form 10-KSB) for the year ended December 31, 2002.

/s/ Ernst & Young, LLP

Dallas, Texas

March 28, 2003